Exhibit 99.1

Investor Relations Contact:

John Mills

ICR, Inc.

310-954-1105

John.Mills@icrinc.com

eDiets.com® Announces Fiscal 2012 Second Quarter Results

Achieves Positive Adjusted EBITDA

Completes Sale of Corporate Services Business

FORT LAUDERDALE, FL, August 14, 2012 – eDiets.com, Inc. (NASDAQ: DIET), a leading provider of convenient at-home diet, fitness and healthy lifestyle solutions, today announced results for the second quarter ended June 30, 2012.

Revenues for the second quarter of 2012 were $5.6 million, basically flat with $5.6 million in the second quarter of 2011. The net loss from continuing operations for the second quarter of 2012 was $(0.1) million, or $(0.01) per diluted share on approximately 14.3 million shares outstanding, compared to a net loss from continuing operations of $(0.9) million, or $(0.07) per diluted share on approximately 12.8 million shares outstanding, in the second quarter of 2011. On August 6, 2012, eDiets.com sold its corporate services business for approximately $255,000 in cash. Accordingly, the financial results for the corporate services business have been re-classified as discontinued operations for all periods presented in the Company’s financial statements. Net income attributable to discontinued operations for the second quarter of 2012 and 2011 was not meaningful.

Adjusted EBITDA*, defined as net loss before interest, taxes, depreciation, amortization, stock-based compensation, bad debt expense, non-cash severance charges for the quarter ended June 30, 2012 was $0.1 million, compared to $(0.1) million in the second quarter of 2011.

For the six months ended June 30, 2012, the Company recorded revenues of $12.6 million compared to $12.2 million for the same period last year. The net loss from continuing operations was $(1.2) million, or $(0.09) per share for the first six months of 2012, compared a net loss from continuing operations of $(1.6) million, or $(0.13) per share, for the first six months of 2011. Net income attributable to discontinued operations was $23,000 in the first six months of 2012, compared to $0.3 million, or $0.03 per share, for the first six months of 2011. Adjusted EBITDA for the first half of 2012 totaled $(0.7) million, compared to $0.1 million in the comparable prior year period.

Second Quarter and Recent Operating Highlights:

•	Grew meal delivery revenue 7% in the second quarter of 2012 compared to the second quarter of 2011
•	Expanded the adjusted meal delivery gross margin* (excluding depreciation) to 46% from 44% in the second quarter of 2011
•	Reduced selling, general and administrative expenses by over 20% from the same period last year
•	Completed sale of corporate services business on August 6, 2012 for $255,000

•	Signed non-binding letter of intent on August 10, 2012 to be acquired by As Seen On TV, Inc. (OTCQB: ASTV)

“We are pleased with our position relative to a year ago,” said Tom Connerty, President and CEO, eDiets.com. “Despite seasonal summer softness, we achieved positive adjusted EBITDA for the second quarter as a result of the operational and strategic changes implemented over past several months. We are encouraged by our execution and the initial results of our new meal delivery packages and creative direction. Furthermore, the sale of our corporate services business provides additional capital to fund our strategic initiatives and allows us to focus our efforts solely on growing our meal delivery business, where we believe we have the greatest opportunities. As we look to the second half of the year, we remain committed to delivering greater customer satisfaction and an improved sales performance.”

Additional Information

On August 10, 2012, eDiets.com entered into a letter of intent (the “Letter of Intent”) with As Seen On TV, Inc. (“ASTV”), a direct response marketing company, whereby ASTV agreed to acquire all of the Company’s outstanding shares of common stock in exchange for 16,185,392 newly issued shares of ASTV common stock, representing an acquisition price of approximately $0.80 per share of eDiets.com’s common stock as of August 10, 2012. Under the Letter of Intent, all warrants and options exercisable or convertible into Company common stock which are outstanding immediately prior to the effective time of the acquisition will be exchanged for stock options and warrants of ASTV with substantially equivalent vesting and exercise rights.

The Letter of Intent is nonbinding, and the transactions contemplated by the Letter of Intent are subject to numerous conditions, including satisfactory completion of due diligence, negotiation of a definitive merger agreement and closing of the transaction on or before November 1, 2012. There is no guarantee or assurance that the parties will execute a definitive merger agreement.

About eDiets

eDiets.com, Inc. is a leading provider of personalized nutrition, fitness and weight-loss programs. eDiets features its award-winning, fresh-prepared diet meal delivery service as one of the more than 20 popular diet plans sold directly to members on its flagship site, www.eDiets.com. eDiets.com's unique infrastructure offers individuals an end-to-end solution strategically tailored to meet its customers’ specific goals of achieving a healthy lifestyle. For more information, please call 310-954-1105 or visit www.eDiets.com.

*	Use of Non-GAAP Financial Measures

In its earnings releases, conference calls, slide presentations or webcasts, the Company may use or discuss adjusted EBITDA and adjusted gross margin, which are non-GAAP financial measures as defined by SEC Regulation G. Management regularly reviews adjusted EBITDA as an analytical indicator of the Company's financial performance and believes that it is useful to investors in evaluating operating performance. In addition, the Company uses adjusted EBITDA as a measure of performance for its business segments and for incentive compensation purposes.

Adjusted EBITDA and adjusted gross margin, as presented, may not be comparable to similarly titled measures of other companies. The Company does not intend for adjusted EBITDA or adjusted gross margin to be considered in isolation or as a substitute for any GAAP measure.

Reconciliation of Non-GAAP Financial Measures (Unaudited) (in thousands)
	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
Net loss	$(144)	$(851)	$(1,214)	$(1,234)

Interest expense (income), includes capital lease int. exp.	—	1	1	2
Interest expense on related party notes	13	12	26	24
Income tax provision (benefit)	—	(4)	—	(4)
Depreciation	67	151	140	416
Amortization of intangibles	3	3	6	6
Stock-based compensation	145	543	273	810
Bad debt expense (recovery)	—	(1)	—	—
Non-cash severance charges settled in stock	—	12	—	67
Stock-based comp., bad debt and amortization – discont. ops.	28	46	44	60

Adjusted EBITDA	$112	$(88)	$(724)	$147

Meal Delivery Adjusted Gross Margin

(Unaudited)

(in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
Revenue – meal delivery	$5,081	$4,755	$11,424	$10,301
Cost of revenues – meal delivery	2,756	2,739	6,089	5,890
Less: cost of revenue adjustments for meal delivery

Depreciation	(13)	(76)	(26)	(218)
Revenue sharing	—	—	—	(1)
Cost of revenues – adjusted	2,743	2,663	6,063	5,671

Adjusted meal delivery gross profit	$2,338	$2,092	$5,361	$4,630

Adjusted meal delivery gross margin percentage	46.0%	44.0%	46.9%	44.9%

Forward-Looking Statements

In accordance with the Private Securities Litigation Reform Act of 1995, we caution you that, whether or not expressly stated, certain statements made in this news release that reflect management's expectations regarding future events and economic performance are forward-looking in nature and, accordingly, are subject to risks, uncertainties and assumptions. This news release contains forward-looking statements about the Company including (i) expectations that we will enter into a definitive merger agreement with As Seen On TV, Inc. and consummate the merger by November 1, 2012; (ii) expectations that, to the extent it does not conflict with our obligations under the Letter of Intent with As Seen On TV, Inc., we will be able to obtain the additional financial support required in order to remain in business, (iii) expectations regarding our ability to manage our advertising expenditures in a manner that enables us to acquire new meal delivery customers in a profitable manner, (iv) expectations regarding market demand for our products, (v) expectations regarding our intended use of our liquidity, and (vi) expectations regarding the impact of changes to our meal delivery products. We wish to caution readers that certain important factors may have affected and could in the future affect our actual results and could cause actual results to differ significantly from those expressed in any forward-looking statement. These factors include those risk factors set forth in filings with the Securities and Exchange Commission, including our annual and quarterly reports, and the following: (i) our ability to enter into a definitive merger agreement with As Seen on TV, Inc. and consummate the merger pursuant to the terms of the merger agreement, including the ability and willingness of each party to fulfill their respective due diligence and closing condition obligations; (ii) our ability to attract and retain customers at an acceptable cost; (iii) our ability to raise additional financial support from one or more sources; (iv) our ability to sufficiently increase our revenues and control expenses, including through controlling increases in the cost of food and food services; (v) the effectiveness of our marketing and advertising programs; (vi) our ability to recruit and retain key executive officers and (vii) our ability to maintain compliance with applicable regulatory requirements, the state of the credit markets and capital markets, including the level of volatility, illiquidity and interest rates. These risks are not exhaustive and may not include factors that could adversely impact our business and financial performance. Moreover, we operate in a very competitive and rapidly changing environment. New risk factors emerge from time to time and it is not possible for our management to predict all risk factors, nor can we assess the impact of all factors on its business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. We cannot guarantee future results, level of activity, performance or achievements. Moreover, neither we nor any other person assumes responsibility for the accuracy or completeness of any of these forward-looking statements. You should not rely upon forward-looking statements as predictions of future events. We do not undertake any responsibility to update any of these forward-looking statements to conform our prior statements to actual results or revised expectations.

eDiets.com, Inc. Summary of Consolidated Financial Information (Unaudited) (In thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
Revenues:
Meal delivery	$5,081	$4,755	$11,424	$10,301
Digital plans	413	669	858	1,439
Other	140	206	297	425

Total revenues	5,634	5,630	12,579	12,165

Cost and expenses:
Cost of revenue
Meal delivery	2,756	2,739	6,089	5,890
Digital plans	42	63	87	150
Other	27	25	61	75

Total cost of revenue	2,825	2,827	6,237	6,115
Technology and development	144	202	315	492
Sales, marketing and support	2,118	2,345	5,689	5,025
General and administrative	684	1,168	1,543	2,063
Amortization of Intangibles	3	3	6	6

Total cost and expenses	5,774	6,545	13,790	13,701

Loss from operations	(140)	(915)	(1,211)	(1,536)
Interest expense, net	(13)	(13)	(26)	(26)

Loss before income tax provision	(153)	(928)	(1,237)	(1,562)
Income tax benefit (provision)	—	4	—	4

Loss from continuing operations	(153)	(924)	(1,237)	(1,558)
Income from discontinued operations, net of tax	9	73	23	324

Net loss	$(144)	$(851)	$(1,214)	$(1,234)

Basic and diluted earnings (loss) per common share:
Continuing operations	$(0.01)	$(0.07)	$(0.09)	$(0.13)
Discontinued operations	—	—	—	0.03

Net loss per common share	$(0.01)	$(0.07)	$(0.09)	$(0.10)

Weighted average common and common equivalent shares outstanding:

Basic and diluted	14,311	12,755	14,311	12,342

	Six Months Ended June 30,
	2012	2011
STATEMENT OF CASH FLOW DATA:
Net cash provided by (used in):
Operations	$(472)	$(596)
Investing	(2)	(12)
Financing	(2)	3,224

	June 30, 2012	December 31, 2011
BALANCE SHEET DATA:
Cash and cash equivalents	$127	$603
Current assets held for sale	100	120
Total assets	1,994	2,696
Deferred revenue	223	538
Debt (excluding capital leases)	1,000	1,000
Current liabilities held for sale	139	84
Stockholders' deficit	(2,269)	(1,346)

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